Exhibit 99.1

Unless otherwise stated or the context otherwise requires, all references to “we,” “us,” “our,” “Casella,” the “Company” and similar designations refer to Casella Waste Systems, Inc. and all of its subsidiaries.

Preliminary Financial Results – Three and Nine Months Ended September 30, 2020

These preliminary estimated financial results have been prepared by and are the responsibility of management and are based upon information available to us as of October 19, 2020. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has audited, reviewed or compiled, examined or performed any procedures with respect to the preliminary estimated financial results, nor have they expressed any opinion or any other form of assurance on the preliminary estimated financial results. These preliminary estimated financial results relating to the three and nine months ended September 30, 2020 are subject to adjustment as a result of the completion of our financial statements, and our actual results may differ materially from our preliminary results.

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Revenues are estimated to be between $202.2 million and $203.2 million for the three months ended September 30, 2020, as compared to $198.5 million in the three months ended September 30, 2019. Revenues are estimated to be between $573.8 million and $574.8 million for the nine months ended September 30, 2020, as compared to $549.7 million for the nine months ended September 30, 2019.

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Net income is estimated to be between $14.8 million and $15.4 million for the three months ended September 30, 2020, as compared to $12.4 million in the three months ended September 30, 2019. Net income is estimated to be between $27.9 million and $28.5 million for the nine months ended September 30, 2020, as compared to $22.6 million for the nine months ended September 30, 2019.

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Adjusted EBITDA is estimated to be between $51.0 million and $51.6 million for the three months ended September 30, 2020, as compared to $48.4 million in the three months ended September 30, 2019. Adjusted EBITDA is estimated to be between $128.5 million and $129.1 million for the nine months ended September 30, 2020, as compared to $115.4 million for the nine months ended September 30, 2019.

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Net cash provided by operating activities is estimated to be between $49.1 million and $49.7 million for the three months ended September 30, 2020, as compared to $33.2 million in the three months ended September 30, 2019. Net cash provided by operating activities is estimated to be between $111.6 million and $112.2 million for the nine months ended September 30, 2020, as compared to $71.5 million for the nine months ended September 30, 2019.

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Adjusted Free Cash Flow is estimated to be between $32.2 million and $32.8 million for the three months ended September 30, 2020, as compared to $18.7 million in the three months ended September 30, 2019. Adjusted Free Cash Flow is estimated to be between $59.7 million and $60.3 million for the nine months ended September 30, 2020, as compared to $24.1 million for the nine months ended September 30, 2019.

As of September 30, 2020, we had cash and cash equivalents of $21.1 million as compared to cash and cash equivalents of $3.1 million as of June 30, 2020. As of September 30, 2020, we had outstanding total debt of $549.1 million, as compared to outstanding total debt of $543.1 million as of June 30, 2020, with the increase due mainly to increased cash holdings to improve liquidity.

Non-GAAP Performance Measures

In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), we also present “Adjusted EBITDA,” which is a non-GAAP performance measure, to provide an understanding of operational performance because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of our results. We also believe that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses Adjusted EBITDA to further understand our “core operating performance” and believes our “core operating performance” is helpful in understanding our ongoing performance in the ordinary course of operations. We believe that providing Adjusted EBITDA to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing our performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed.

Following is a reconciliation, in the form of a range, of preliminary estimated Adjusted EBITDA to preliminary estimated net income, the most comparable GAAP measure, for the three and nine months ended September 30, 2020; and Adjusted EBITDA to net income for the three and nine months ended September 30, 2019 (in millions):

	(Preliminary)		(Preliminary)
	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019

Net income	$14.8 to $15.4	$12.4	$27.9 to $28.5	$22.6
Provision (benefit) for income taxes	0.4	0.2	0.9	(1.7)
Other income	(0.1)	(0.2)	(0.6)	(1.0)
Interest expense, net	5.3	6.2	16.7	18.6
Expense from acquisition activities (i)	0.2	1.1	1.5	2.2
Southbridge Landfill closure charge (ii)	2.6	0.6	3.8	2.1
Withdrawal costs – multiemployer pension plan (iii)	—	3.6	—	3.6
Depreciation and amortization	23.8	20.9	67.3	58.1
Depletion of landfill operating lease obligations	2.2	1.9	5.7	5.6
Interest accretion on landfill and environmental remediation liabilities	1.8	1.7	5.3	5.3

Adjusted EBITDA	$51.0 to $51.6	$48.4	$128.5 to $129.1	$115.4

(i)

Expense from acquisition activities are primarily legal, consulting or other similar costs incurred during the period related to acquisition diligence, acquisition integration or select development projects as part of our strategic growth initiative.

(ii)

Southbridge Landfill closure charge are expenses related to the unplanned early closure of the Southbridge Landfill along with associated legal activities. We initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 due to the significant capital investment required to obtain expansion permits and for future development coupled with an uncertain regulatory environment. The unplanned closure of the Southbridge Landfill reduced the economic useful life of the assets from prior estimates by approximately ten years. We expect to incur certain costs through completion of the closure process.

(iii)	Withdrawal costs – multiemployer pension plan consists of a charge related to withdrawal from a multiemployer pension plan.

Non-GAAP Liquidity Measures

In addition to disclosing financial results prepared in accordance with GAAP, we also present “Adjusted Free Cash Flow,” which is a non-GAAP liquidity measure, because we consider it an important supplemental measure of our liquidity and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of our cash flow generation from our core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening our balance sheet through paying down debt. We also believe that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses Adjusted Free Cash Flow to understand our cash flow provided by operating activities after certain expenditures along with our consolidated net leverage and believes that these measures demonstrate our ability to execute on our strategic initiatives. We believe that providing Adjusted Free Cash Flow to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing our liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed.

Following is a reconciliation, in the form of a range, of preliminary estimated Adjusted Free Cash Flow to preliminary estimated net cash provided by operating activities, the most comparable GAAP measure, for the three and nine months ended September 30, 2020; and Adjusted Free Cash Flow to net cash provided by operating activities for the three and nine months ended September 30, 2019 (in millions):

	(Preliminary)		(Preliminary)
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net cash provided by operating activities	$49.1 to $49.7	$33.2	$111.6 to $112.2	$71.5
Capital expenditures	(25.7)	(29.3)	(77.3)	(76.0)
Proceeds from sale of property and equipment	0.2	0.2	0.4	0.5
Proceeds from property insurance settlement	—	0.3	—	0.3
Southbridge Landfill closure and Potsdam environmental remediation (i)	2.0	4.9	4.8	11.1
Cash outlays from acquisition activities (ii)	0.2	0.9	1.0	2.2
Post acquisition and development project capital expenditures (iii)	3.2	5.9	12.5	11.9
Waste USA Landfill phase VI capital expenditures (iv)	3.2	2.6	6.7	2.6

Adjusted Free Cash Flow	$32.2 to $32.8	$18.7	$59.7 to $60.3	$24.1

(i)

Southbridge Landfill closure and Potsdam environmental remediation are cash outlays associated with the unplanned closure of the Southbridge Landfill and our portion of costs associated with environmental remediation at our Potsdam, New York scrap yard, which are added back when calculating Adjusted Free Cash Flow due to their non-recurring nature and the significance of the related cash flows. We initiated the unplanned closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 and expect to incur cash outlays through completion of the closure and environmental remediation process. The Potsdam site was deemed a Superfund site in 2000 and is not associated with current operations.

(ii)

Cash outlays from acquisition activities are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, environmental, valuation and consulting as well as asset, workforce and system integration costs as part of our strategic growth initiative.

(iii)

Post acquisition and development project capital expenditures are (x) acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision; and (y) non-routine development investments that are expected to provide long-term returns. Acquisition related capital expenditures include the following costs required to achieve initial operating synergies: trucks, equipment and machinery; and facilities, land, IT infrastructure or related upgrades to integrate operations.

(iv)

Waste USA Landfill phase VI capital expenditures are capital expenditures related to Waste USA Landfill phase VI construction and development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from landfill construction investments in the normal course of operations. This investment at the Waste USA Landfill is unique because we are investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years.

Non-GAAP performance and liquidity measures are not presented in accordance with or intended as an alternative for GAAP. Adjusted EBITDA and Adjusted Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA and Adjusted Free Cash Flow presented by other companies.

Safe Harbor Statement

Certain matters discussed herein, including, but not limited to, the statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, the preliminary estimated financial results for the three and nine months ended September 30, 2020; the Company’s financial performance, financial condition, operations and services, prospects, and growth strategies, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “will,” “would,” “intend,” “estimate,” “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the plans, intentions or expectations disclosed in the forward-looking statements made. Such forward-looking statements involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in the Company’s forward-looking statements. Such risks and uncertainties include or relate to, among other things, the impact of general economic, industry or political conditions in the United States or internationally. There are a number of other important risks and uncertainties that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020, and in other filings that the Company may make with the Securities and Exchange Commission in the future. The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.